Exhibit 99.1

Genworth Financial Announces Third Quarter 2015 Results

Net Operating Income Of $0.13 Per Share; Net Loss Per Share Of $0.57 Driven By Planned Life Block Sale

•	U.S. MI Enhanced PMIERs Compliance With Execution Of Third Reinsurance Transaction

•	On Track To Close Sale Of Lifestyle Protection Insurance Business By The End Of 2015

•	Life Block Sale Expected To Close In The First Quarter Of 2016

•	Aggregate LTC Claim Reserve Experience In Line With Expectations

•	Sequential Results Reflect Seasonally Higher Losses In Canada And U.S. Mortgage Insurance; Adverse Equity Markets And Higher Legal Accruals And Expenses In Corporate And Other Division; And Net Favorable Mortality In U.S. Life Insurance Division

Richmond, VA (October 29, 2015) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended September 30, 2015. The company reported a net loss1 of $284 million, or $0.57 per diluted share, compared with a net loss of $844 million, or $1.70 per diluted share, in the third quarter of 2014. The net loss in the quarter includes an after-tax loss of $296 million, or $0.59 per diluted share, related to a write-off of deferred acquisition costs (DAC) from the previously announced life block sale. Net operating income2 for the third quarter of 2015 was $64 million, or $0.13 per diluted share, compared with a net operating loss of $323 million, or $0.65 per diluted share, in the third quarter of 2014.

Strategic Update

As of September 30, 2015, the U.S. mortgage insurance (MI) business would be compliant with the private mortgage insurer eligibility requirements (PMIERs) capital requirements, with a prudent buffer, when including:

•	An excess of loss reinsurance transaction on its 2015 book of business which has been executed with a panel of reinsurers, and would be effective as of October 1, 2015, that is expected to provide approximately $225 million of PMIERs capital credit as of December 31, 2015. This transaction, which is pending approval from the government sponsored enterprises (GSEs), has similar terms and conditions as the two recent transactions approved by the GSEs.

•	An internal legal entity restructuring completed on October 1, 2015.

[1]	Unless otherwise stated, all references in this press release to net loss, net loss per share, book value, book value per share and stockholders’ equity should be read as net loss available to Genworth’s common stockholders, net loss available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

The company has generated or expects to generate a total of approximately $525 million in PMIERs capital credit year-to-date from three reinsurance transactions covering the 2009 through 2015 books of business in addition to the intercompany sale of its ownership of affiliated preferred securities of approximately $200 million. The company will work to maintain a prudent level of capital in excess of the PMIERs capital requirements.

The company continues to make progress on the completion of the planned sale of its lifestyle protection insurance business. The transaction is expected to generate approximately $400 million in net proceeds and close by the end of 2015, subject to customary conditions, including requisite regulatory approvals.

In September 2015, the company announced it had agreed to sell certain blocks of its term life insurance to Protective Life Insurance Company which is expected to generate initial capital of approximately $100 to $150 million in aggregate to Genworth. The transaction is expected to utilize all of the net operating losses in the U.S. life insurance companies resulting in expected intercompany tax payments over time to the holding company and other entities for the use of tax benefits. The transaction is expected to close in the first quarter of 2016, subject to customary conditions, including requisite regulatory approvals.

In October 2015, the company announced it had entered into an agreement to sell its European mortgage insurance business to AmTrust Financial Services, Inc. that is expected to result in net proceeds of approximately $55 million. These proceeds will provide additional capital credit to Genworth Mortgage Insurance Corporation under PMIERs. Additionally, the company expects to record an after-tax GAAP loss of approximately $140 million related to the sale in the fourth quarter of 2015. The transaction is expected to close in the first quarter of 2016 and is subject to customary conditions, including requisite regulatory approvals.

The company has taken and will continue to take steps to bring cash expenses in line with near-term sales levels. The company now expects to achieve its annualized cash savings target of $100 million pre-tax or more in the first half of 2016.

“Our Global Mortgage Insurance Division is performing well with strong loss ratios and U.S. MI made substantial progress towards PMIERs compliance. Long term care insurance remains challenged, but we continue to receive significant premium rate increases and claims experience remained in line with our expectations,” said Tom McInerney, President and CEO. “We are making progress on our strategic priorities and will continue to explore strategic options to accelerate our turnaround.”

Consolidated Net Loss & Net Operating Income (Loss)
	Three months ended September 30 (Unaudited)
	2015		2014
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change

Net loss available to Genworth’s common stockholders	$(284)	$(0.57)	$(844)	$(1.70)	66%
Net operating income (loss)	$64	$0.13	$(323)	$(0.65)	120%
Weighted average diluted shares[3]	497.4		496.6

	Three months ended September 30 (Unaudited)
	2015	2014
Book value per share	$27.29	$30.54
Book value per share, excluding accumulated other comprehensive income (loss)	$20.30	$22.62

Net investment losses, net of taxes and other adjustments, were $22 million in the quarter, compared to net investment gains of $4 million in the prior quarter and net investment losses of $10 million in the prior year. Total impairments, net of tax, were $6 million in the quarter, compared to none in the prior quarter and $4 million in the prior year.

Net investment income decreased to $783 million, compared to $793 million in the prior quarter primarily from lower limited partnership income. The reported yield for the current quarter was 4.46 percent. The core yield2 was 4.39 percent, down from the prior quarter.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)
(Amounts in millions)	Q3 15	Q2 15	Q3 14
Global Mortgage Insurance Division	$91	$110	$85
U.S. Life Insurance Division	40	57	(322)
Corporate and Other Division	(67)	(48)	(86)

Total Net Operating Income (Loss)	$64	$119	$(323)

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net loss is included at the end of this press release.

[3]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended September 30, 2015 and 2014, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended September 30, 2015 and 2014, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 1.3 million and 5.4 million, respectively, would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended September 30, 2015 and 2014, dilutive potential weighted-average common shares outstanding would have been 498.7 million and 502.0 million, respectively. Since it had net operating income for the three months ended September 30, 2015, the company used 498.7 million diluted weighted-average common shares outstanding in the calculation of diluted net operating income per common share.

Unless specifically noted in the discussion of results for the International Mortgage Insurance segment, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the third quarter of 2015 was an unfavorable $13 million versus the prior year.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $91 million, compared with $110 million in the prior quarter and $85 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 15	Q2 15	Q3 14
International Mortgage Insurance
Canada	$38	$37	$46
Australia	21	29	48
Other Countries	(5)	(5)	(7)

Total International Mortgage Insurance	54	61	87
U.S. Mortgage Insurance	37	49	(2)

Total Global Mortgage Insurance	$91	$110	$85

Sales
(Amounts in billions)	Q3 15	Q2 15	Q3 14
International Mortgage Insurance
Flow
Canada	$6.6	$5.4	$6.8
Australia	6.3	6.5	8.1
Other Countries	0.6	0.5	0.4
Bulk
Canada	4.8	3.3	5.6
Australia	—	1.7	1.0

U.S. Mortgage Insurance
Primary Flow	9.3	8.2	7.5

Canada Mortgage Insurance

Canada reported net operating income of $38 million versus $37 million in the prior quarter and $46 million in the prior year. The loss ratio in the quarter was 21 percent, up four points from the prior quarter driven by a seasonal increase in new delinquencies, net of cures, and flat compared to the prior year. Results included lower expenses versus the prior quarter and unfavorable foreign exchange versus the prior year of $7 million. Flow new insurance written (NIW) was up 26 percent4 sequentially from a seasonally larger originations market and up 15 percent4 year over year primarily from an increase in market penetration. In addition, the company completed several bulk transactions in the quarter of approximately $4.8 billion in total, consisting of low loan-to-value prime loans.

[4]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Australia reported net operating income of $21 million versus $29 million in the prior quarter and $48 million in the prior year. The loss ratio in the quarter was 29 percent, up one point sequentially and eight points from the prior year. Results in the quarter include actuarial updates to earned premiums and loss reserves which combined had a negligible impact on earnings, but did unfavorably impact the loss ratio by approximately seven points. New delinquencies were down 10 percent sequentially and cures were up 11 percent sequentially from normal seasonal variation, including improved performance in Queensland and Western Australia. Results versus the prior quarter were lower by $6 million from the company’s further sell down of approximately 14 percent of its ownership in the Australia business in May 2015, less favorable tax benefits and unfavorable foreign exchange. Results versus the prior year were also impacted by less favorable tax benefits of $15 million, an unfavorable $8 million related to the further sell down in May 2015 and unfavorable foreign exchange of $6 million. Flow NIW was up two percent4 sequentially and down two percent4 year over year.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $5 million, flat to the prior quarter and down from a net operating loss of $7 million in the prior year.

U.S. Mortgage Insurance

U.S. MI net operating income was $37 million, compared with net operating income of $49 million in the prior quarter and a net operating loss of $2 million in the prior year. The prior year included an unfavorable impact of $34 million related to loss mitigation settlements. The loss ratio in the current quarter was 43 percent, up 10 points sequentially reflecting normal seasonal variation in new flow delinquencies which increased approximately 13 percent from the prior quarter and decreased approximately 11 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. Results versus the prior year also reflected lower net investment income, primarily related to an approximately $8 million reduction from the affiliated preferred securities that were transferred to the holding company in July 2015.

Flow NIW of $9.3 billion increased 13 percent from the prior quarter from a larger purchase originations market and increased 24 percent versus the prior year primarily from a larger purchase originations market and higher refinance activity. During the third quarter, the company increased its single premium lender paid new insurance written and continues its selective participation in this market. Future volumes of this product will vary in part depending on the company’s evaluation of the risk return profile of these transactions.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $40 million, compared with net operating income of $57 million in the prior quarter and a net operating loss of $322 million a year ago.

U.S. Life Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 15	Q2 15	Q3 14
U.S. Life Insurance
Long Term Care Insurance	$(10)	$10	$(361)
Life Insurance	31	22	13
Fixed Annuities	19	25	26

Total U.S. Life Insurance	40	57	(322)

Total U.S. Life Insurance	$40	$57	$(322)

Sales
(Amounts in millions)	Q3 15	Q2 15	Q3 14
U.S. Life Insurance
Long Term Care Insurance
Individual	$7	$8	$28
Group	1	1	1
Life Insurance
Term Life	7	9	13
Universal Life	2	4	11
Linked Benefits	3	2	4
Fixed Annuities	260	224	371

Long Term Care Insurance

Long term care insurance (LTC) had a net operating loss of $10 million, compared with net operating income of $10 million in the prior quarter and a net operating loss of $361 million in the prior year. Results in the quarter reflected $21 million of after-tax unfavorable items, due largely to corrections to reinsurance, premium taxes and group LTC reserves. The current quarter included favorable mortality on existing claims versus the prior year, unfavorable severity given the mix of new claims with a higher average reserve versus the prior year and less favorable benefits from reinsurance versus both the prior quarter and prior year. Results in the prior quarter included net favorable items of $12 million after-tax while results in the prior year included $380 million after-tax of unfavorable items. The loss ratio in the current quarter was 76 percent. Given that experience in aggregate included in this year’s claim reserves review was in line with expectations, the company made no significant adjustments in the current quarter to its assumptions and methodologies related to its LTC claim reserves.

Results for the quarter included a favorable impact from higher premiums and reduced benefit options of $19 million after-tax versus the prior quarter and $16 million after-tax versus the prior year related to premium increases from in force rate actions approved and implemented to date.

Individual LTC sales of $7 million were lower than the prior quarter and the prior year. Sales are expected to continue at low levels in the near term due to the 2014 introduction of a higher priced LTC product and lower ratings, but build over time as new products and distribution strategies are introduced.

Life Insurance

Life insurance net operating income was $31 million, compared with $22 million in the prior quarter and $13 million in the prior year. Results in the quarter included favorable mortality versus both the prior quarter and prior year in addition to higher reinsurance expenses versus the prior year. Results in the prior year reflected $10 million of net unfavorable items. Sales of $12 million decreased compared to the prior quarter and the prior year.

Fixed Annuities

Fixed annuities net operating income was $19 million, compared with $25 million in the prior quarter and $26 million in the prior year. Results in the quarter reflected unfavorable impacts from mortality and lower limited partnership income versus both the prior quarter and prior year. Sales in the quarter totaled $260 million, up sequentially and down versus the prior year.

Corporate and Other Division

Corporate and Other Division net operating loss was $67 million, compared with $48 million in the prior quarter and $86 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 15	Q2 15	Q3 14
Runoff	$(4)	$9	$5
Corporate and Other	(63)	(57)	(91)

Total Corporate and Other	$(67)	$(48)	$(86)

Runoff net operating loss was $4 million, compared with net operating income of $9 million in the prior quarter and net operating income of $5 million in the prior year reflecting unfavorable equity market performance versus the prior quarter and prior year and lower limited partnership income versus the prior quarter. Results in the prior year also included a favorable impact from refinement of DAC assumptions related to the company’s annual review of assumptions in variable annuity products.

Corporate and Other net operating loss was $63 million, compared with $57 million in the prior quarter and $91 million in the prior year. Results in the current quarter included higher legal accruals and expenses of $17 million after-tax. Results versus the prior year reflected less favorable taxes.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q3 15	Q2 15	Q3 14
Canada MI
Minimum Capital Test (MCT) Ratio[5]	227%	231%	224%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	167%	164%	156%
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	14.3:1	13.7:1	15.4:1
GMICO Risk-To-Capital Ratio[5]	14.3:1	13.5:1	14.8:1
U.S. Life Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	445%	455%	448%
Unassigned Surplus[5]	$75	$97	$291
Holding Company Cash[6] and Liquid Assets[7]	$983	$1,154	$1,138

Key Points

•	$102 million of dividends from the operating subsidiaries were paid to the holding company during the third quarter in addition to the remaining $50 million in net proceeds related to the sale of 92.3 million shares of the Australia MI business in May 2015;

•	In July 2015, approximately $200 million of cash from Genworth Holdings, Inc. was paid to U.S. MI in exchange for the business’ ownership interest in affiliated preferred securities;

•	Unassigned surplus and RBC ratio declined versus the prior quarter primarily from unfavorable equity market impacts in runoff and lower LTC earnings, partially offset by favorable taxes;

•	The holding company ended the third quarter with a buffer of approximately $490 million in excess of one and a half times annual debt service and restricted cash;

•	The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million; and

•	A $90 million reduction in surplus occurred in U.S. MI related to the anticipated sale of the European MI business, increasing the consolidated risk-to-capital ratio by less than one point.

[5]	Company estimate for the third quarter of 2015, due to timing of the filing of statutory statements.
[6]	Holding company cash & liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $733 million, $904 million and $988 million, respectively, and U.S. government bonds of $250 million, $250 million and $150 million, respectively, as of September 30, 2015, June 30, 2015 and September 30, 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has leadership positions in mortgage insurance and long term care insurance and product offerings in life insurance and fixed annuities that assist consumers in solving their home ownership, insurance and retirement needs. To help families start “the talk” about their futures and long term care planning, Genworth recently completed the first stage of its national #LetsTalk Tour to encourage conversations and information sharing. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the third quarter 2015 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on October 30, 2015. Investors are encouraged to review these materials.

Genworth will conduct a conference call on October 30, 2015 at 8:00 a.m. (ET) to discuss third quarter 2015 results and provide an update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 726558. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 13, 2015 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 726558. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per common share.” Net operating income (loss) per common share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

In the third quarter of 2014, the company recorded goodwill impairments of $167 million, net of taxes, in the long-term care insurance business and $350 million, net of taxes, in the life insurance business.

In the third quarter of 2015, the company paid an early redemption payment of approximately $1 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth Financial Mortgage Insurance Pty Limited’s notes that were scheduled to mature in 2021. In the third quarter of 2015, the company also repurchased approximately $50 million principal amount of Genworth Holdings, Inc.’s notes with various maturity dates for a loss of $1 million, net of taxes. These transactions were excluded from net operating income (loss) for the periods presented as they related to a loss on the early extinguishment of debt.

In the third quarter of 2015, the company recorded a DAC impairment of $296 million, net of taxes, on certain term life insurance policies in connection with entering into an agreement to complete a life block transaction.

In the second quarter of 2015, the company recorded a $2 million after-tax expense related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than the following item. The company recognized a tax charge of $7 million in the third quarter of 2015 from potential business portfolio changes related to its mortgage insurance business in Europe.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended September 30, 2015 and 2014, as well as for the three months ended June 30, 2015.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Results of Operations by Segment

In the first quarter of 2015, the company revised how it allocates the consolidated provision for income taxes to its operating segments to simplify the process and reflect how the chief operating decision maker is evaluating segment performance. The revised methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities. Previously, the company calculated a unique income tax provision for each segment based on quarterly changes to tax attributes and implications of transactions specific to each product within the segment.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year. Prior year amounts have not been re-presented to reflect this revised presentation and are, therefore, not comparable to the current year provision for income taxes by segment. However, the company does not believe that the previous methodology would have resulted in a materially different segment-level provision for income taxes.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. In Australia, the company has certain risk share arrangements where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to all of the company’s businesses, including: (i) inability to successfully develop and execute strategic plans to effectively address the company’s current business challenges (including with respect to its long term care insurance business, ratings and capital), including as a result of the inability to complete the planned sale of the company’s lifestyle protection insurance business, certain blocks of the company’s term life insurance or the company’s European mortgage insurance business at all or on the terms anticipated and failure to attract buyers for any other businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; inability to generate required capital; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to successfully develop more targeted product features and benefits, strengthen relationships with producers or achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; (ii) inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; (iii) inadequate reserves and the need to increase reserves, including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews (including as a result of the company’s actual experience differing significantly from its assumptions); (iv) ineffective or inadequate risk management in identifying, controlling or mitigating risks; weaknesses in, or ineffective, internal controls; (v) recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; (vi) inability to retain, attract and motivate qualified employees and independent sales representatives, particularly in the light of the company’s recent business challenges; (vii) adverse change in regulatory requirements, including risk-based capital; (viii) dependence on dividends and other distributions from the company’s subsidiaries (particularly the company’s international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of the subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the company’s interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its capital support for certain long term care insurance related reinsurance arrangements); (ix) inability to borrow under the company’s credit facility; (x) downturns and volatility in global economies and equity and credit markets; (xi) interest rates and changes in rates; (xii) availability, affordability and adequacy of reinsurance to protect the company against losses; (xiii) defaults by counterparties to reinsurance arrangements or derivative instruments; (xiv) changes in valuation of fixed maturity, equity and trading securities; (xv) defaults or other events impacting the value of the company’s fixed maturity securities portfolio; (xvi) defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance; (xvii) competition; (xviii) reliance on, and loss of, key distribution relationships; (xix) extensive regulation of the company’s businesses and changes in applicable laws and regulations; (xx) litigation and regulatory investigations or other actions (including the two shareholder putative class action lawsuits alleging securities law violations filed against the company in 2014); (xxi) the material weakness in the company’s internal control over financial reporting; (xxii) failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, the company’s confidential information; (xxiii) occurrence of natural or man-made disasters or a pandemic; (xxiv) impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xxv) changes in accounting and reporting standards; (xxvi) impairments of or valuation allowances against the company’s deferred tax assets; (xxvii) accelerated amortization of DAC and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); (xxviii) political and economic instability or changes in government policies; and (xxix) fluctuations in foreign currency exchange rates and international securities markets;

•

Risks relating primarily to the company’s mortgage insurance businesses, including: (i) deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; (ii) premiums for the significant portion of the company’s international mortgage insurance risk in-force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; (iii) competition in the company’s international and U.S. mortgage insurance businesses, including from government and government-owned and GSEs offering mortgage insurance; (iv) changes in regulations adversely affecting the company’s international operations; (v) inability to meet or maintain the PMIERs on the contemplated timetable with the contemplated funding; (vi) inability of U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; (vii) the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; (viii) increases in U.S. mortgage insurance default rates; (ix) inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its U.S. mortgage insurance business; (x) problems associated with foreclosure process defects in the United States that may defer claim payments; (xi) competition with GSEs may put the company at a disadvantage on pricing and other terms and conditions; (xii) adverse changes in regulations affecting the company’s U.S. mortgage insurance business; (xiii) decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; (xiv) increases in the use of alternatives to private mortgage insurance in the United States and reductions in the level of coverage selected; and (xv) potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Risks relating primarily to the company’s long term care insurance, life insurance and annuities businesses, including: (i) the company’s inability to increase sufficiently, and in a timely manner, premiums on in-force long term care insurance policies and/or reduce in-force benefits, and charge higher premiums on new policies, in each case, as currently anticipated (including the future increases assumed in connection with the completion of the company’s margin reviews in the fourth quarter of 2014) and as may be required from time to time in the future (including as a result of its failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; (ii) failure to sufficiently increase demand for the company’s long term care insurance, life insurance and fixed annuity products; (iii) adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the company’s long term care insurance business); (iv) deviations from the persistency assumptions used to price and establish reserves for the company’s insurance policies and annuity contracts; (v) medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and (vi) inability to continue to implement actions to mitigate the impact of statutory reserve requirements;

•	Other risks, including: (i) the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and (ii) provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including: (i) the continued suspension of payment of dividends; and (ii) stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2015	2014
Revenues:
Premiums	$1,145	$1,210
Net investment income	783	778
Net investment gains (losses)	(51)	(27)
Insurance and investment product fees and other	223	229

Total revenues	2,100	2,190

Benefits and expenses:
Benefits and other changes in policy reserves	1,290	1,934
Interest credited	179	185
Acquisition and operating expenses, net of deferrals	314	284
Amortization of deferred acquisition costs and intangibles	563	113
Goodwill impairment	—	550
Interest expense	105	104

Total benefits and expenses	2,451	3,170

Loss from continuing operations before income taxes	(351)	(980)
Benefit for income taxes	(134)	(187)

Loss from continuing operations	(217)	(793)
Income (loss) from discontinued operations, net of taxes	(21)	6

Net loss	(238)	(787)
Less: net income attributable to noncontrolling interests	46	57

Net loss available to Genworth Financial, Inc.’s common stockholders	$(284)	$(844)

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.53)	$(1.71)

Diluted	$(0.53)	$(1.71)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.57)	$(1.70)

Diluted	$(0.57)	$(1.70)

Weighted-average shares outstanding:
Basic	497.4	496.6

Diluted[3]	497.4	496.6

Reconciliation of Net Operating Income (Loss) to Net Loss

(Amounts in millions, except per share amounts)

	Three months ended September 30,		Three months ended June 30,
	2015	2014	2015
Net operating income (loss):
Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	$38	$46	$37
Australia	21	48	29
Other Countries	(5)	(7)	(5)

Total International Mortgage Insurance segment	54	87	61
U.S. Mortgage Insurance segment	37	(2)	49

Total Global Mortgage Insurance Division	91	85	110

U.S. Life Insurance Division
U.S. Life Insurance segment
Long Term Care Insurance	(10)	(361)	10
Life Insurance	31	13	22
Fixed Annuities	19	26	25

Total U.S. Life Insurance segment	40	(322)	57

Total U.S. Life Insurance Division	40	(322)	57

Corporate and Other Division
Runoff segment	(4)	5	9
Corporate and Other	(63)	(91)	(57)

Total Corporate and Other Division	(67)	(86)	(48)

Net operating income (loss)	64	(323)	119
Adjustments to net operating income (loss):
Net investment gains (losses), net (see below for reconciliation)	(22)	(10)	4
Goodwill impairment, net	—	(517)	—
Gains (losses) on early extinguishment of debt, net	(2)	—	—
Gains (losses) from life block transactions, net	(296)	—	—
Expenses related to restructuring, net	—	—	(2)
Tax impact from potential business portfolio changes	(7)	—	—

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(263)	(850)	121
Net income attributable to noncontrolling interests	46	57	54

Income (loss) from continuing operations	(217)	(793)	175
Income (loss) from discontinued operations, net of taxes	(21)	6	(314)

Net loss	(238)	(787)	(139)
Less: net income attributable to noncontrolling interests	46	57	54

Net loss available to Genworth Financial, Inc.’s common stockholders	$(284)	$(844)	$(193)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.57)	$(1.70)	$(0.39)

Diluted	$(0.57)	$(1.70)	$(0.39)

Net operating income (loss) per common share:
Basic	$0.13	$(0.65)	$0.24

Diluted	$0.13	$(0.65)	$0.24

Weighted-average shares outstanding:
Basic	497.4	496.6	497.4

Diluted[3]	497.4	496.6	499.3

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$(51)	$(27)	$8
Adjustments for:
DAC and other intangible amortization and certain benefit reserves	9	9	8
Net investment gains (losses) attributable to noncontrolling interests	8	3	(9)
Taxes	12	5	(3)

Net investment gains (losses), net of taxes and other adjustments	$(22)	$(10)	$4

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and invested assets	$76,535	$77,388
Deferred acquisition costs	4,437	4,849
Intangible assets	284	250
Goodwill	14	16
Reinsurance recoverable	17,276	17,314
Other assets	577	524
Separate account assets	7,893	9,208
Assets held for sale related to discontinued operations	1,206	1,809

Total assets	$108,222	$111,358

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$36,472	$35,915
Policyholder account balances	26,000	26,032
Liability for policy and contract claims	8,065	7,937
Unearned premiums	3,340	3,547
Deferred tax and other liabilities	3,442	4,140
Borrowings related to securitization entities	188	219
Non-recourse funding obligations	1,951	1,996
Long-term borrowings	4,601	4,639
Separate account liabilities	7,893	9,208
Liabilities held for sale related to discontinued operations	854	928

Total liabilities	92,806	94,561

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,944	11,997

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,709	2,431
Net unrealized gains (losses) on other-than-temporarily impaired securities	22	22

Net unrealized investment gains (losses)	1,731	2,453

Derivatives qualifying as hedges	2,130	2,070
Foreign currency translation and other adjustments	(383)	(77)

Total accumulated other comprehensive income (loss)	3,478	4,446
Retained earnings	856	1,179
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,579	14,923
Noncontrolling interests	1,837	1,874

Total stockholders’ equity	15,416	16,797

Total liabilities and stockholders’ equity	$108,222	$111,358

Impact of Foreign Exchange on Operating Results8

Three months ended September 30, 2015

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]

Canada Mortgage Insurance (MI):
Flow new insurance written	(3)%	15%
Flow new insurance written (3Q15 vs. 2Q15)	22%	26%

Australia MI:
Flow new insurance written	(22)%	(2)%
Flow new insurance written (3Q15 vs. 2Q15)	(3)%	2%

[8]	All percentages are comparing the third quarter of 2015 to the third quarter of 2014 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	Three months ended September 30, 2015
Reported Total Invested Assets and Cash	$75.9
Subtract:
Securities lending	0.4
Unrealized gains (losses)	5.4
Derivative counterparty collateral	—

Adjusted end of period invested assets	$70.1

Average Invested Assets Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.0

(Income - amounts in millions)
Reported Net Investment Income	$783
Subtract:
Bond calls and commercial mortgage loan prepayments	12
Other non-core items[11]	1
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	2

Core Net Investment Income	$768

Reported Yield	4.46%

Core Yield	4.39%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Includes cost basis adjustments on structured securities and various other immaterial items.